FOR IMMEDIATE RELEASE

XFONE Reports Fourth Quarter and Year End Results

Lubbock, TX – April 1, 2009 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“XFONE” or “the Company”) announced results for the three months and year ended December 31, 2008.

Financial highlights for the year ended December 31, 2008 compared to the year ended December 31, 2007:

▪	Total revenues increased 102% to $90.3 million compared to $44.7 million
▪	EBITDA (earnings before interest, taxes, depreciation and amortization) was approximately $9 million.
▪	Operating income increased to $4.8 million compared to an operating loss of $1 million
▪	Net financing expenses increased to $2.9 million from $515,562 primarily related to interest payable on the bonds.
▪
The Company reported net income of approximately $2 million or $0.12 per share, assuming 17,624,249 diluted shares outstanding at December 31, 2008, compared to a net loss of $(1.3) million, or $(0.11) per share, assuming 11,777,645 fully diluted shares outstanding at December 31, 2007.

Financial highlights for the three months ended December 31, 2008 compared to the three months ended December 31, 2007:
▪	Total revenues increased 141% to $23 million from $9.4 million. Valuation of the U.S. Dollar to the GBP and NIS reduced our revenues in the quarter by $1.1 million.
▪	EBITDA was approximately $1 million versus a loss of $110,018.
▪	Operating income was $3,036 compared to an operating loss of $(3.4) million.
▪	The valuation of the Company’s NIS debt to the USD resulted in a net financial profit of approximately $2.1 million from net financial expense of $135,215.
▪
The Company reported net income of $2.3 million or $0.125 per share assuming 18,376,075 diluted shares outstanding at December 31, 2008, compared to a net loss of $(2.7) million or $(0.20) per share assuming 13,742,160 diluted shares outstanding at December 31, 2007.

Guy Nissenson, President and CEO, commented, “We achieved several milestones during 2008, perhaps the most important being the completion of our acquisition of NTS Communications ("NTS") in the first quarter.  The addition of NTS significantly increased the size of our Company, both geographically and with regard to the range of services offered; most notably the addition of our FTTP offering.

“During the year we completed the first two phases of our three-phase extension of the FTTP network from Lubbock to Levelland and Smyer, Texas.  We are in the process of completing phase three of the project and I am pleased that we have signed up our first customer.  This buildout has been financed by a low interest, non-recourse federal loan from the Department of Agriculture’s Rural Utility Service and we expect to use the Levelland and Smyer project as a template for additional projects in the U.S.”

Mr. Nissenson continued, “Revenues grew in our U.S. operations to $62.7 million from $12.3 million in the previous year due to the acquisition of NTS.  Xfone 018, our Israeli division, generated $9.2 million, an increase from $8.2 million in 2007. Our U.K. division contributed $18.4 million, a decrease from $24.3 million last year.  This reduction is attributable to a tariff structure change and the devaluation of the British Pound to the U.S. dollar during 2008.

“We will continue to monitor the impact of the softened economy and adjust our business accordingly, but we remain confident that with our state-of-the-art FTTP network, Xfone is well positioned to meet the demand for reliable voice, video and data services.”

Conference Call:
The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the financial results. The conference call may be accessed in the U.S. and Canada by dialing toll- free 1-877-407-8033.  International callers may access the call by dialing 1-201-689-8033.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415  Callers must enter account number 286 and conference number 317871.

To access the live webcast, log onto the XFONE website at http://www.xfone.com. The webcast can also be accessed at http://www.InvestorCalendar.com. An online replay will be available shortly after the call.

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE is a holding company with operations in the United States, the United Kingdom and Israel, that offers a wide range of communications services which include: local, long distance and international telephony services; video; prepaid and postpaid calling cards; cellular services; Internet services; messaging services (Email/Fax Broadcast, Email2Fax and Cyber-Number); and reselling opportunities.  The Company serves customers worldwide.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." XFONE's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

US IR Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov/CFO Tel: (Israel) +972 39254446 E-mail: niv@xfone.com

Xfone, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended		Three months ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$90,338,980	$44,723,934	$22,730,459	$9,425,493
Cost of revenues	47,132,313	19,626,322	12,596,036	4,393,362
Gross profit	43,206,667	25,097,612	10,134,423	5,032,131

Operating expenses:
Research and development	60,094	47,609	12,575	9,364
Marketing and selling	12,422,391	10,886,883	2,905,259	2,287,991
General and administrative	25,720,376	12,335,759	7,213,547	3,233,207
Non- recurring loss	189,610	2,856,803	-	2,856,803
Total operating expenses	38,392,471	26,127,054	10,131,381	8,387,365

Operating profit (loss)	4,814,196	(1,029,442)	3,042	(3,355,234)

Financing income (expenses), net	(2,862,132)	(515,562)	2,169,271	(135,216)
Equity profit in income of affiliated company	-	132,867	-	-

Income (loss) before minority interest and taxes	1,952,064	(1,412,137)	2,172,313	(3,490,450)

Minority interest	(221,985)	(297,860)	(27,025)	(79,722)

Income (loss) before taxes	1,730,079	(1,709,997)	2,145,288	(3,570,172)

Income tax benefit	317,158	426,105	146,554	864,979

Net income (loss)	$2,047,237	$(1,283,892)	$2,291,842	$(2,705,193)

Earnings (Loss) Per Share:
Basic and Diluted	$0.12	$(0.11)	$0.125	$(0.197)

Weighted average shares outstanding:
Basic and Diluted	17,624,249	11,777,645	18,376,075	13,742,160

	Year ended December 31,		Three months ended December 31,
	2008	2007	2008	2007

Reconciliation of Non-GAAP Financial Measures*

Net income (loss)	$2,047,237	$(1,283,892)	$2,291,842	$(2,705,193)

Depreciation and amortization	3,979,915	1,211,798	975,280	388,414
Non- recurring loss	189,610	2,856,803	-	2,856,803
Financing expenses, net	2,862,132	515,562	(2,169,271)	135,216
Equity in income of affiliated company	-	(132,867)	-	-
Minority interest	221,985	297,860	27,025	79,722
Income tax benefit	(317,158)	(426,105)	(146,554)	(864,979)

EBITDA*	$8,983,721	$3,039,159	$978,322	$(110,017)